UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

January 19, 2010

Date of Report (Date of earliest event reported)

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2160 Gold Street Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

(408) 519-9100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change of Control Agreements

Effective January 19, 2010, TiVo Inc. (the “Corporation”) entered into amended and restated Change of Control Agreements (the “Agreements”) with its Senior Vice Presidents and Vice Presidents. Under the amended and restated Agreements, Senior Vice Presidents and Vice Presidents are entitled to receive 150% and 100%, respectively, of their annual salary and targeted bonus if they are terminated by the Corporation without “cause” or resign for “good reason” within 13 months following a change in control of the Corporation. Further, the unvested portion of any option to purchase the Corporation’s capital stock then held will immediately vest and/or the restrictions with respect to restricted shares or other equity awards of the Corporation’s capital stock will fully lapse in connection with any such termination or resignation. Equity awards contingent upon the attainment of one or more performance goals will become vested and/or restrictions will lapse with respect to shares of the Corporation’s capital stock that otherwise would have become vested during the year of termination as if the performance goals with respect to such year (or prior periods) had been obtained. Additionally, medical benefits for Senior Vice Presidents will continue for 18 months and medical benefits for Vice Presidents will continue for 12 months following such a termination or resignation. The terms of the amended and restated Agreements are otherwise materially consistent with the Corporation’s prior change of control agreements. The foregoing description of the amended and restated Agreements are qualified in their entirety by reference to the applicable provisions of those agreements, which will be filed as exhibits with the Corporation’s annual report on Form 10-K for the period ending January 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

TIVO INC.

By:	/s/ MATTHEW P. ZINN
Name:	Matthew P. Zinn
Title:	Senior Vice President, General Counsel,
Secretary and Chief Privacy Officer

Date: January 19, 2010